Exhibit 99.3

                                    Press Release


                       April 2, 1996

                       Acquisition of Home Federal Corporation and Subsidiaries

                       Faye E. Cannon, President of F&M Bancorp


     Charles W. Hoff, III, Chairman of the Board and Chief Executive Officer of F&M Bancorp headquartered in Frederick, Maryland, and Richard W. Phoebus, Sr., President and Chief Executive Officer of Home Federal Corporation and Home Federal Savings Bank, located in Hagerstown, Maryland, announced today that F&M Bancorp has entered into a definitive agreement to acquire Home Federal Corporation and its subsidiaries.

     Under the terms of the agreement, Home Federal Corporation will merge into F&M Bancorp, which will continue to operate Home Federal Savings Bank following consummation of the transaction. Each outstanding share of common stock of Home Federal Corporation will be exchanged for newly issued shares of F&M Bancorp at a conversion ratio equal to 1.65 times the per share book value of Home Federal Corporation common stock which shall be determined at the end of the month immediately preceding the closing. The value of F&M Bancorp common stock to be exchanged will be based on the average Nasdaq closing price for the 20 business days preceding that date. The transaction is expected to be completed during the fourth quarter of 1996. If the merger consideration had been based on Home Federal Corporation's December 31, 1995 book value of $7.30 per share, each Home Federal Corporation share would have been exchanged in the merger transaction for $12.05 of F&M Bancorp common stock. Using the December 31, 1995 closing stock price of F&M Bancorp common stock of $29.75, each share of Home Federal Corporation common stock would have been exchanged for .41 shares of F&M Bancorp common stock.

     Two directors of Home Federal Corporation will be invited to serve as directors of F&M Bancorp. The acquisition is subject to the approval of federal regulatory authorities and shareholder approval of both companies. Charles Webb and Company is serving as financial advisor to Home Federal Corporation in this transaction.

     Home Federal Corporation has total assets as of December 31, 1995 of approximately $214,615,000. F&M Bancorp had total assets as of December 31, 1995 of approximately $739,854,000. Home Federal Savings Bank, the primary subsidiary of Home Federal Corporation, currently operates 8 banking offices and 11 ATM's in both Washington and Allegheny Counties in Maryland. Home Federal Corporation currently has 2,519,010 shares of common stock outstanding, and F&M Bancorp currently has 4,419,424 shares of common stock outstanding.


     Mr. Phoebus stated, "The proposed transaction provides a unique opportunity for Home Federal Savings Bank and for the stockholders of Home Federal Corporation, as well as for our employees, customers, and the community. By this affiliation with F&M Bancorp and the increased resources which the merger makes available, Home Federal can look forward to continued growth by expanding its products, services and delivery systems to our existing customers and new customers as well. We are very pleased that Home Federal will be able to continue to operate as a subsidiary of F&M Bancorp, allowing our employees to continue to serve our customer base through our 8 Home Federal offices."

     "We are delighted to welcome Home Federal Savings Bank to F&M Bancorp." stated Faye Cannon, President of F&M Bancorp. "This transaction provides the opportunity for F&M Bancorp to grow and expand into contiguous Washington County, a significant industrial and transportation hub for Western Maryland. We value the importance of placing the customer at the center of our business and this community banking philosophy is one that is shared by Home Federal. Through this affiliation, both organizations will be able to enhance the delivery of products and services to our individual and business customers, while building long term value for stockholders."

     As a subsidiary of F&M Bancorp, Farmers and Mechanics National Bank is the fifth largest banking institution headquartered in Maryland and operates a full service commercial bank through 24 full service community banking offices and 32 ATM's throughout Frederick, Carroll, and Montgomery Counties in central Maryland. Farmers and Mechanics National Bank, a member of the FDIC, provides financial services to both individuals and business markets and is a member of the MOST, CIRRUS, MAC, and VISA regional, national, and international ATM networks.